Exhibit 10.12

IGM BIOSCIENCES, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Adopted and approved August 7, 2019; Effective upon effectiveness of the registration statement relating to the Company’s initial public offering)

IGM Biosciences, Inc. (the “Company”) believes that providing cash and equity compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s Amended and Restated 2018 Omnibus Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of compensation such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $20,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Each Outside Director who serves as the Board chair or the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Board Chair:	$20,000

Audit Committee Chair:	$10,000

Audit Committee Member:	$5,000

Compensation Committee Chair:	$10,000

Compensation Committee Member:	$5,000

Corporate Governance and Nominating Committee Chair:	$10,000

Corporate Governance and Nominating Committee Member:	$5,000

Research and Clinical Development Committee Chair:	$10,000

Research and Clinical Development Committee Member:	$5,000

For clarity, each Outside Director who serves as a committee chair will only receive the additional annual fee as the committee chair and not the additional annual fee as a committee member.

Payment

Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)    Initial Options. Each individual who first becomes an Outside Director following the Effective Date will be granted a nonstatutory stock option (an “Initial Option”) to purchase 12,100 Shares. The Initial Option will be automatically granted on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Option. Each Initial Option will vest as to 1/3rd of the Shares subject to the Initial Option on the one-year anniversary of the date the applicable Outside Director’s service as an Outside Director commenced and as to 1/36th of the Shares subject to the Initial Option each month thereafter, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Initial Option will become fully vested and exercisable immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider at the time of the Change in Control.

(c)    Annual Options. Following the Effective Date, each Outside Director will be automatically granted a nonstatutory stock option on the same date as annual equity award grants are made to the Company’s executive officers (an “Annual Option”) to purchase 6,050 Shares. Each Annual Option will vest as to 1/12th of the Shares subject to the Annual Option each month that is completed after the date of the first annual meeting of the Company’s stockholders following the date of grant (each, an “Annual Meeting”) after the date the Annual Option is granted, provided that the Annual Option will vest in full on the earlier of (i) the 12-month anniversary of the first Annual Meeting following the date of grant, or (ii) the date of the second regularly scheduled Annual Meeting after the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d)    Additional Terms of Initial Options and Annual Options. The terms and conditions of each Initial Option and Annual Option will be as follows:

i.    The term of each Initial Option and Annual Option will be ten years, subject to earlier termination as provided in the Plan.

ii.    Each Initial Option and Annual Option will have an exercise price per Share equal to 100% of the Fair Market Value per Share on the grant date.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards immediately prior to a Change in Control, including any Initial Option or Annual Option, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any fiscal year, any cash compensation and Awards with an aggregate value greater than $1,000,000 for an Outside Director’s first year of service or $750,000 in any subsequent year. The value of any Award will be based on the grant date fair value determined in accordance with U.S. generally accepted accounting principles). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented out-of-pocket travel expenses to Board and committee meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors thereunder.

7.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	STOCKHOLDER APPROVAL

The initial adoption of the Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 10 hereof.

10.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.